CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CT 06902




R.S. EVANS
CHAIRMAN AND CHIEF
EXECUTIVE OFFICER                                        December 14, 1998

Board of Directors
Coltec Industries Inc
3 Coliseum Centre
2500 West Tyvola Road
Charlotte, NC 28217

Gentlemen:

          We were shocked to first learn about Coltec's merger agreement with B.F. Goodrich from press reports on November 23, 1998. We are compelled to report a serious failure to respect our rights.

          Crane's interest in a combination with Coltec goes back several years to discussions we began in 1995. As recently as September 24 and again on November 20, 1998, we expressed our desire to combine with Coltec. Crane submitted written proposals to Mr. John Guffey indicating a proposed exchange ratio of 0.80 Crane share for each Coltec share. The November 20 letter emphasizes what was clear in our earlier letter and discussions, the proposal was a ratio, not a dollar price. Between September 24 and November 20, 1998, Crane stock had appreciated in the market in a proportionally greater amount than had Coltec stock. At September 24, Crane stock was trading for $26 per share, while Coltec was trading for $15.75 per share. The ratio valued a Coltec share at $20.80. At November 20, our proposal was valued at $24.70 per Coltec share. At all times our proposal was substantially better than the final B.F. Goodrich offer, as it still is today. Mr. Guffey's November 24, 1998 letter indicating that Crane's November 20, 1998 letter was too late is disingenuous and ignores our contacts, as well as an important contractual commitment.

          We call your attention to paragraph nine of the Confidentiality Agreement between Crane and Coltec dated October 31, 1995, which is attached for your reference. The final sentence of the ninth paragraph is a notification provision that provides:

                    "If at any time during such [three year] period either
               party hereto is approached by any third party concerning its or their participation in any of the types of matters referred to in clause (i), (ii) or (iii) above, such party will promptly inform the other party of the nature of such contact and the parties thereto." (Emphasis added).


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The Board of Directors of Coltec
December 14, 1998
page 2



          Clause (i) of paragraph nine relates generally to any business combination and specifically to merger transactions like the one announced by Coltec and B.F. Goodrich. Additionally, clauses (i), (ii) and (iii) relate to matters that affect the continuity of either Coltec or Crane or either company's management. This notice obligation survived until October 31, 1998. Coltec did not inform Crane of the discussions with B.F. Goodrich, which discussions Coltec and B.F. Goodrich have acknowledged publicly began well before the expiration of the October 31, 1998 survival period.

          In furtherance of the purpose of the Confidentiality Agreement to foster a full and fair exchange of information, the Confidentiality Agreement was supplemented on November 9, 1995 to bind as well our respective financial advisors (Morgan Stanley and Dillon Read). This supplement, accepted and agreed to by the financial advisors, as well as by Coltec and Crane, was a broad extension of the mutual commitment established by the Confidentiality Agreement. In addition to agreeing to be bound as if it were a party, Morgan Stanley agreed with Coltec and Crane:

               "not to provide advice to any party with respect to any of the types of matters referred to in the ninth full paragraph of the Confidentiality [Agreement] for the period set forth therein." (Emphasis added).

          Notwithstanding its obligations under the supplemented
Confidentiality Agreement, Morgan Stanley's role as financial advisor to B.F. Goodrich was formalized on October 22, 1998.

          The Confidentiality Agreement required Coltec to inform Crane about the identity of B.F. Goodrich as a potential bidder and the nature of its proposals, as well as the fact that Morgan Stanley was acting as financial advisor to B.F. Goodrich. Additionally, Morgan Stanley had a contractual obligation until October 31, 1998 to advise Crane if it were approached by any third party about a merger with Coltec and an independent obligation not to advise a third party such as B.F. Goodrich with respect to a merger with Coltec without Crane's consent. Furthermore, Coltec agreed that it would "be responsible for any breach of [the Confidentiality Agreement by Morgan Stanley]". Crane acquired these rights in exchange for agreeing not to attempt to acquire Coltec on an unsolicited basis, engage in a proxy solicitation of Coltec shareholders, seek to influence or control the Coltec Board of Directors, force Coltec to make a public announcement of any of the foregoing or combine with a prospective bidder to limit competition for the acquisition of Coltec.

          Inherent in these notice rights is the acknowledgment of Crane as an acceptable bidder for and potential partner with Coltec. The right to be notified of the details of a third-party bid provided Crane the opportunity to structure a competing proposal on a level playing field while Coltec benefited from Crane's agreement to allow it to get the best bid from all prospective bidders. Coltec's failure to give notice and the granting of the lock-up option to Goodrich deprived Crane of the valuable right to present fairly a competing proposal to the Coltec Board of Directors - a right for which Crane bargained and to which Coltec agreed.


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The Board of Directors of Coltec
December 14, 1998
page 3


          Crane's rights are prior in time and higher in equity to any lock-up rights that B.F. Goodrich has under its merger agreement with Coltec. We believe that the Coltec Board did not fully appreciate the rights for which Crane bargained. Accordingly, Crane's bid must be considered without giving effect to the B.F. Goodrich lock-up options and other restrictions, which would limit Coltec's Board from freely considering Crane's proposal. We call upon the Board of Directors of Coltec to act promptly to rectify this wrong and disavow the lock-up option and termination fee entered into with B.F. Goodrich. The negotiation process with B.F. Goodrich was tainted by the failure of Coltec to give the required notice of the merger discussions to Crane and by B.F. Goodrich's use of a financial advisor who was contractually bound not to advise any third party in a merger with Coltec.

          We are calling also upon the Board of Directors of B.F. Goodrich to disavow its lock-up option and termination fee as arising from the tainted and misinformed process we have outlined. This would not preclude B.F. Goodrich as a bidder for Coltec. It would only preclude B.F. Goodrich from using anti-takeover techniques to erect impediments to Crane's bid. This would merely serve to put Crane on a level playing field with B.F. Goodrich, leaving the Coltec Board free to evaluate properly Crane's offer.

          Our interest in effecting a combination of Crane and Coltec is based upon the outstanding fit between our two companies. As agreed in discussions between our companies, the industrial logic of a Crane-Coltec combination is sound, both in our respective Aerospace operations and Industrial Components operations. We believe that the merits of a Crane-Coltec merger are clear and that there are substantial cost savings to be achieved in a such a combination. As expressed in our September 24 and November 20 letters, Crane is prepared to offer a share-for-share exchange on the basis of 0.80 share of Crane common stock for each outstanding share of Coltec common stock in a tax free merger that qualifies for pooling of interests accounting treatment. Our offer is not conditioned on due diligence. We would like, however, access to confirmatory due diligence on Coltec equivalent to that provided to B.F. Goodrich.

          We believe that, given the economic power of Crane's proposal, the Coltec shareholders will reject the lower valued B.F. Goodrich merger. In order to vindicate Crane's rights, we are today commencing a lawsuit against Coltec and B.F. Goodrich in the Southern District of New York to enjoin any further actions to complete the Coltec/B.F. Goodrich transaction until the lock-up options and termination fee are disavowed. Crane will vigorously prosecute this action to protect its rights. In view of the impact that this proposal would have on the market for our shares and our respective obligations under the securities laws, I am sure that both companies will want to make prompt disclosure of this proposal.


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The Board of Directors of Coltec
December 14, 1998
page 4


          We are highly committed to a transaction with Coltec. In that regard, I and Crane's advisors are ready to meet immediately to discuss this proposal further and to answer any questions you may have.

                                 Sincerely,


                                 /s/ R.S. Evans





cc:   Board of Directors
      The B.F. Goodrich Company

      Philip J. Purcell
      Chairman and Chief Executive Officer
      Morgan Stanley, Dean Witter, Discover & Co.